UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2008

CABELA’S INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32227	20-0486586
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Cabela Drive, Sidney, Nebraska	69160
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (308) 254-5505

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    On April 2, 2008, Cabela’s Incorporated (the “Registrant”) and certain of its subsidiaries (collectively, the “Company”) added $105 million of additional borrowing capacity though the “accordion” feature in the Company’s existing Second Amended and Restated Credit Agreement, as amended, dated July 15, 2005 (the “Credit Agreement”), among U.S. Bank National Association, as Administrative Agent, LaSalle Bank National Association, Wachovia Bank, National Association, and Wells Fargo Bank, National Association, as Co-Syndication Agents, and the lenders party thereto.  Other than the increase in borrowing capacity from $325 million to $430 million, the terms of the Credit Agreement remain unchanged.  The Credit Agreement now provides for a $430 million revolving credit facility with a $200 million sublimit for the issuance of letters of credit and a $20 million sublimit for swing line loans.  The credit facility may, under the Credit Agreement, be increased to $450 million subject to certain terms and conditions.  The credit facility is unsecured and expires on June 30, 2012.  Advances under the credit facility are used for the Company’s general business purposes, including working capital support.  The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement that was filed as Exhibit 10 to the Registrant’s Current Report on Form 8-K filed on July 15, 2005, and the First Amendment to Second Amended and Restated Credit Agreement that was filed as Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2007.

Item 7.01	Regulation FD Disclosure.

    The following information is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

    On April 3, 2008, the Registrant issued a press release announcing that it had increased its revolving credit facility pursuant to the terms of the Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	99	Press release dated April 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABELA’S INCORPORATED

Dated: April 3, 2008	By:	/s/ Ralph W. Castner
Ralph W. Castner
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99	Press Release dated April 3, 2008